EXHIBIT 99.1

Davel Communications, Inc. Reports Third Quarter 2003 Financial
Results

   CLEVELAND--(BUSINESS WIRE)--Nov. 14, 2003--Davel Communications, Inc. ("Davel" or the "Company") (OTCBB:DAVL) today announced financial results for the three-month and nine-month periods ended September 30, 2003. The financial results in 2003 and part of the third quarter of 2002 include the results of PhoneTel Technologies, Inc. ("PhoneTel"), which have been reflected in the Company's operations since July 24, 2002, the date on which the Company acquired PhoneTel.
   Total revenues for the third quarter were $23.5 million compared to $22.9 million last year. Total revenues in 2003 include a $4.0 million adjustment for the recovery of prior years' dial-around compensation relating to the industry-wide true-up among long-distance carriers and payphone providers resulting from retroactive rate changes ordered by the FCC. Without this adjustment, total revenues decreased by $3.4 million, or 15% due to a reduction in the average number of payphones in service and a decline in revenues per phone. The decline in revenues per phone is attributable to the decline in payphone usage arising from the impact of wireless communications, which has resulted in the continuing strategic removal of low revenue phones. A significant reduction in the number of payphones is expected in the fourth quarter of 2003 in an effort to improve profit margins on the Company's payphones.
   Operating expenses for the third quarter decreased by $5.6 million, or 20%, compared to last year primarily due to fewer payphones in service during the third quarter of 2003 and $2.8 million of merger-related costs incurred in 2002 to eliminate the redundant headquarters facility and personnel in Tampa, FL. The Company's operating income increased from a $5.3 million loss in the third quarter of 2002 to $0.9 million of income in 2003 primarily as a result of the dial-around revenue adjustment and the decrease in operating expenses.
   The net loss for the third quarter was $0.7 million, or $0.01 per common share, compared to net income of $173.7 million, or $0.38 per common share, in 2002. The third quarter 2002 net income included a non-cash gain of $181.0 million related to the Company's debt-for-equity exchange immediately prior to the PhoneTel merger in which the Company exchanged approximately $219 million of indebtedness for approximately 380.6 million shares of common stock. Following the debt-for-equity exchange and the PhoneTel merger, the Company had approximately 615.0 million shares of common stock outstanding.
   Total revenues for the nine months ended September 30, 2003 were $66.2 million compared to $57.6 million in the prior year. This increase reflects $7.9 million of adjustments to dial-around revenue, including $3.9 million in the first quarter of 2003 relating to the sale of a portion of the Company's bankruptcy claim due from WorldCom for $4.9 million. Without these adjustments, total revenues increased by $0.7 million, or 1%, compared to the first nine months of last year due to the increase in the average number of payphones in service in 2003 as a result of the PhoneTel merger offset by the continuing decline in revenues per phone resulting from the impact of wireless communications.
   Operating expenses for the nine months ended September 30, 2003 increased by $5.4 million over last year primarily due to the PhoneTel merger. Operating expenses in both year-to-date periods reflect net reductions in telephone charges of $0.8 million in 2003 and $3.3 million in 2002, primarily due to regulatory refunds received from local exchange carriers under the FCC's "New Services Test". The Company's operating loss increased from $10.4 million in the first nine months of 2002 to $34.4 million in 2003 primarily as a result asset impairment charges. In the second quarter of 2003, the Company completed an evaluation of its payphone assets and goodwill and recognized impairment losses of $27.1 million to write-down the carrying values of such assets to their fair values. Interest expense decreased by $6.6 million in 2003 due to the debt-for-equity exchange in 2002. The net loss for first the nine months of 2003 was $39.1 million, or $0.06 per common share, compared to net income of $159.4 million, or $0.99 per common share, in 2002 as a result of the $181.0 million gain on extinguishment of debt described above.
   The Company has executed an agreement with its lenders that grants forbearance through January 30, 2004 with respect to certain payments due under its secured credit agreement and certain financial covenants. In addition, the Company has engaged in discussions with its lenders regarding the possible restructuring of the $126.3 million debt outstanding under its secured credit agreement and the payments due thereunder. While the Company's lenders have expressed a willingness to negotiate once they receive the Company's revised operating plan, there can be no assurance that the Company's lenders, who own more than 90% of the Company's Common Stock, will restructure the debt or related debt payments. Until such time as the Company is able to negotiate revised payment terms with its lenders, the Company has classified its debt as a current liability in its September 30, 2003 consolidated balance sheet.
   Founded in 1979, Davel is the largest independent provider of pay telephones and related services in the United States with operations in 45 states and the District of Columbia. Davel serves a wide array of customers operating principally in the shopping center, hospitality, health care, convenience store, university, service station, retail and restaurant industries.

   Forward-Looking Statements

   Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements" that are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See the Company's Form 10-K for the year ended December 31, 2002 and its Form 10-Q for the quarter ended September 30, 2003 for a discussion of such risks, uncertainties, and other factors. These forward-looking statements are based on management's expectations as of the date hereof, and the Company does not undertake any responsibility to update any of these statements in the future.



Davel Comminications, Inc.
Condensed Consolidated Statements of Operations
(In thousands except for share and per share amounts)
----------------------------------------------------------------------

                      (Unaudited)                (Unaudited)
                   Three Months Ended         Nine Months Ended
                       September 30              September 30
                -----------------------------------------------------
                     2003          2002          2003          2002
                ------------  ------------  ------------  ------------

Revenues:
 Coin calls    $     12,872  $     15,829  $     39,571  $     41,158
 Non-coin calls       6,632         7,062        18,645        16,395
 Dial-around
  compensation
  adjustment          4,016             -         7,944             -
                ------------  ------------  ------------  ------------
                     23,520        22,891        66,160        57,553

Operating
 expenses:
 Operating
  expenses           22,590        28,205        73,410        67,973
 Asset
  impairment
  charges                 -             -        27,141             -
                ------------  ------------  ------------  ------------
                     22,590        28,205       100,551        67,973
                ------------  ------------  ------------  ------------
Income (loss)
 from
 operations             930        (5,314)      (34,391)      (10,420)

Interest
 expense, net        (1,485)       (2,072)       (4,734)      (11,338)
Gain on debt
 extinguishment           -       180,977             -       180,977
Other income
 (expense)             (126)          103           (14)          150
                ------------  ------------  ------------  ------------

Net income
 (loss)               ($681) $    173,694      ($39,139) $    159,369
                ============  ============  ============  ============

Net income
 (loss) per
 common share,
 basic and
 diluted             ($0.01) $       0.38        ($0.06) $       0.99
                ============  ============  ============  ============

Weighted
 average number
 of shares,
 basic and
 diluted        615,018,963   457,493,829   615,018,963   161,579,124
                ============  ============  ============  ============



Condensed Consolidated Balance Sheets
(In thousands)
----------------------------------------------------------------------
                             (Unaudited)
                            September 30   December 31
                                2003          2002
                             ------------  ------------
Current assets              $     18,686  $     26,947
Property and
 equipment, net                   26,912        41,855
Intangible
 assets, net                       7,816        18,043
Goodwill                               -        17,455
Other assets                       2,376         2,316
                             ------------  ------------
     Total
      assets
                            $     55,790  $    106,616
                             ============  ============

Current
 liabilities                $    151,239  $     44,697
Long-term debt                         -       118,229
Shareholders'
 equity
 (deficit)                       (95,449)      (56,310)
                             ------------  ------------

Total
 liabilities
 and
 shareholders'
 equity
 (deficit)                  $     55,790  $    106,616
                             ============  ============

    CONTACT: Davel Communications, Inc.
             Woody McGee or Donald L. Paliwoda, 216-241-2555